UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2009

VERISIGN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 24, 2009, VeriSign, Inc. (the “Company”) and certain of its foreign subsidiaries entered into an acquisition agreement (the “Agreement”) with Syniverse Holdings, Inc., a Delaware corporation (the “Purchaser”) for the sale of the Company’s Inter-Carrier Gateway, Premium Messaging Gateway, PictureMail/Integrated Multimedia Message Service (“MMS”) and Mobile Enterprise Solutions businesses (collectively, the “VM3 Business”) for a purchase price of $175.0 million, subject to certain adjustments to reflect fluctuations in working capital. The VM3 Business provides short message service and MMS delivery across various networks, managed infrastructure services for wireless service providers, end-to-end MMS infrastructure and applications to Tier-1 and Tier-2 mobile operators and messaging services through a standard rated messaging aggregation platform. Closing of the transaction is conditioned on the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.

Pursuant to the Agreement, the Purchaser will acquire substantially all of the assets associated with the VM3 Business, including (i) all of the equity interests owned by the Company in VeriSign ICX Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, which owns a substantial portion of the VM3 Business assets and (ii) certain other assets including (a) certain contracts related to the VM3 Business, (b) certain accounts receivable and prepaid expenses of the VM3 Business, (c) certain office furniture, computers, servers and other equipment, (d) ownership of or the right to use certain intellectual property required for the conduct of the VM3 Business, (e) certain claims, causes of action and rights relating to the VM3 Business accruing after the closing of the sale and (f) all of the Company’s goodwill in the VM3 Business as a going concern. The Purchaser will also hire certain employees of the Company who are currently employed in the VM3 Business.

The Purchaser will not acquire the right to use “VeriSign” or any other trademarks, trade names, logos or other service marks of VeriSign, Inc. or its retained subsidiaries. Agreements for the transfer of foreign assets of the VM3 Business may be entered into where advisable or required under the law of foreign jurisdictions. The Purchaser generally will assume only those liabilities associated with the VM3 Business that arise after the closing. The Company generally will retain all other liabilities, including all liabilities (pre- and post-closing) arising from litigation associated with the Company’s MDG business (mQube, Inc.), which is not included in the VM3 Business, and certain pre- and post-closing liabilities arising from specified infringement actions pending against the PictureMail component of the VM3 Business.

Both the Company and the Purchaser have agreed to indemnify the other party against certain losses, subject to certain limitations. The Company has agreed not to compete with the Purchaser in the VM3 Business until June 30, 2013, and has agreed not to solicit former employees of the divested business (with certain limited exceptions) for a period of one year from closing. Simultaneously with the closing of the sale, the Company expects to enter into a Transition Services Agreement with the Purchaser; the Company does not consider the Transition Services Agreement to be independently material.

The Agreement also contains customary termination rights. These include, subject to certain conditions, termination by (i) mutual consent of the Company and the Purchaser; (ii) either party if the transaction has not closed by June 30, 2010, subject to an extension to October 31, 2010 that may be required by either party if required regulatory approvals have not been obtained by June 30, 2010; and (iii) either party if the conditions to such party’s obligation to complete the transaction become incapable of satisfaction. If the transaction is terminated by the Purchaser or the Company in certain circumstances, the Purchaser is required to pay the Company a termination fee.

A copy of the press release announcing the agreement by the Company to sell the VM3 Business to the Purchaser is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release by VeriSign, Inc. dated August 25, 2009, announcing the agreement by VeriSign to sell the VM3 Business to Syniverse Holdings, Inc. for $175 million cash.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: August 26, 2009	By:	/s/ Richard H. Goshorn
	Name:	Richard H. Goshorn
	Title:	Senior Vice President, General Counsel and Secretary

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